Exhibit 10.8

930 Winter Street, Suite M-500

Waltham, MA 02451

April 18, 2025

PERSONAL AND CONFIDENTIAL

Timothy Noyes

Re:	Separation Agreement

Dear Timothy:

This letter confirms your separation from employment with Aerovate Therapeutics, Inc. (the “Company”) which will be effective on the Closing Date (as defined in the Merger Agreement, as defined below) (the “Separation Date”). This letter also proposes an agreement between you and the Company.

First, a few formalities. Regardless of whether you sign the Agreement below:

•	The Company shall pay you salary and unpaid and properly documented expenses accrued to you through the Separation Date;

•

You are subject to continuing obligations under the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”); and

•

In accordance with the Agreement and Plan of Merger by and among the Company, Caribbean Merger Sub I, Inc., Caribbean Merger Sub II, LLC and Jade Biosciences, Inc. (“Jade”) (the “Merger Agreement”), any Parent ITM Options (as defined in the Merger Agreement) that you hold as of the First Effective Time (as defined in the Merger Agreement) will be accelerated, unless already fully vested, and cashed out (as defined in the Merger Agreement), and any Parent OTM Options (as defined in the Merger Agreement) that you hold as of the First Effective Time were cancelled for no consideration.

•	The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.	Severance Benefits

(a) Severance Pay. The Company shall pay you a lump sum cash payment of $1,491,023.62, which consists of 18 months of your final base salary rate plus 1.5 times your target annual bonus (the “Severance Pay”).

(b) Benefit Payment. The Company shall pay you a lump sum cash payment of $102,020.45, which is intended to offset medical, dental and vision insurance premiums for a period of 18 months based on the Company’s group plan rates as in effect for you on the Separation Date (the “Benefit Payment”). By executing this Agreement, you acknowledge and agree that after the Separation Date, you will not be eligible for coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and you waive any rights to COBRA coverage.

The Severance Pay and the Benefit Payment will be paid in a single lump sum within 10 days after the date you sign the Agreement.

2.	Release of Claims

In consideration for, among other terms, the Severance Pay and Benefit Payment, which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, managers, members, investors, independent contractors, partners, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law;

•	under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act;

•	under the Worker Adjustment and Retraining Notification (“WARN”) Act or any state mini-WARN law;

•	under the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code;

•	under the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act);

•	under the New Jersey Conscientious Employee Protection Act and the West Virginia Human Rights Act (provision 3.2.b);

•

under the New York State Human Rights Law, the New York Labor Law, the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law;

•	under any other federal or state statute, including COBRA;

•

for wages, bonuses, incentive compensation, expenses, commissions, overtime, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise, and in each case to the fullest extent permitted by applicable law, and any Claims under MGL c. 151B;

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement and to any vested benefits under any 401(k) plan and Health Savings Account.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party. You acknowledge and agree that except as expressly specified in this Agreement, you are not entitled to any wages, salary, vacation pay, bonuses, severance, equity or any other compensation or benefits from the Company or its affiliates.

The Company shall permit you to retain your Company laptop, monitor and associated computer equipment, provided that you promptly delete any Company confidential information and other information contained on or in such equipment.

If you are located in California, the following (i), (ii) and (iii) apply to you:

(i) In furtherance of your release of Claims, known and unknown, you hereby expressly waive any and all benefits you may have, if any, under Section 1542 of the California Civil Code (“Section 1542”). The Company represents that Section 1542 states the following:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(ii) The Company further states that for purposes of this Agreement, the terms “creditor” and “releasing party” in Section 1542 refers to you and the term “debtor” and “released party” in Section 1542 refers to the Company. You acknowledge that you are releasing unknown claims and waiving all rights you have or may have under Section 1542 or under any other statute or common law principle of similar effect; provided that you are not waiving any rights or claims that may arise out of acts or events that occur after the date on which you sign this Agreement.

(iii) Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You are advised to consult with an attorney before signing this Agreement.

If you are located in Washington State, the following applies to you: Nothing contained in this Agreement or the Ongoing Obligations limits your ability to disclose or discuss conduct, or the existence of a settlement (other than the amount paid in any such settlement) involving conduct, that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy regardless of whether the conduct occurred at the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and an employee, whether on or off Company premises.

If you are located in Oregon, you agree that your signature to this Agreement constitutes a request to enter into this Agreement.

3.	Nondisparagement

Subject to the Protected Activities section below, you agree not to make any disparaging statements, whether verbally, in writing, on social media or otherwise, concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees, other agents, products or services. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

4.	Transition of Information and Access

In connection with the ending of your employment, you agree to take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.

5.	Confidentiality of Agreement-Related Information; Other Obligations

Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. To the extent you have not assigned any Company-related developments and intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law. You agree to promptly return all Company property to the Company; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed or engaged by the Company after the Separation Date; to cooperate with the Company in any future dispute or intellectual property matter; and to notify future employers of your Ongoing Obligations.

6.	Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.	Protected Activities

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

8.	Other Provisions

(a) Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Agreement or your other obligations to the Company, including without limitation your Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief), the Company shall have the right to terminate and/or enforce the return of its payments to you or for your benefit under this Agreement. The termination and/or return of such payments in the event of your breach will not affect your continuing obligations under, or your release of Claims under, this Agreement. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement or in any other legal action between you and the Company, then you shall be liable to the Company for the reasonable attorneys’ fees and costs incurred by the Company in connection with any such action.

(b) Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any breach of this Agreement by the Company shall not constitute a defense to enforcement of any provision of the Ongoing Obligations.

(c) Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d) Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts (the “State”) shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. This Agreement shall be interpreted and enforced under the laws of the State, without regard to conflict of law principles. You and the Company hereby waive any right to trial by jury with respect to any such court action.

(e) Entire Agreement. This Agreement and the Ongoing Obligations (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.

(f) Time for Consideration.

IF YOU ARE AGE 40 OR OLDER ON THE DATE OF THIS AGREEMENT

You acknowledge that you have been given the opportunity to consider this Agreement for forty-five (45) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return an electronic signature via DocuSign, a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of five (5) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke your release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (the “ADEA Release”) by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. The ADEA Release shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends. If the ADEA Release does not become effective as a result of your revocation, you agree that you will repay $500 to the Company within two (2) business days. You acknowledge receipt of the Disclosure Memorandum enclosed with this Agreement.

IF YOU ARE UNDER AGE 40 ON THE DATE OF THIS AGREEMENT

By entering into this Agreement, you acknowledge that you have been given five (5) days from the date of this Agreement to consider this Agreement (the “Consideration Period”). To accept this Agreement, you must return an electronic signature via DocuSign, a signed original or a signed PDF copy of the Agreement so that it is received by the undersigned Company representative within the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. This Agreement shall become effective and enforceable on the day it becomes fully executed (the “Effective Date”).

(g) Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned an electronic signature via DocuSign, the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

THE COMPANY

By:	/s/ George Eldridge	April 18, 2025
	George Eldridge	Date
Chief Financial Officer

Enclosure(s): (For employees age 40 and older) Disclosure Memorandum

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Timothy Noyes	April 18, 2025
Timothy Noyes	Date